Exhibit 99.1

Press Release

CDW Announces Succession Plan for Chief Commercial and Operating Officer

Vernon Hills, IL – October 25, 2024 – CDW, a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced changes to its executive leadership team as part of its ongoing commitment to thoughtful succession planning and future growth.

Chief Commercial and Operating Officer Chris Corley will step down from her current responsibilities in advance of her future retirement, transitioning into a new role of President, International and Vice Chair. In this role, she will work closely with Chair and Chief Executive Officer, Chris Leahy, on critical priorities aimed at accelerating the company’s growth strategy. One of her initial focus areas will be CDW’s international strategy, including responsibility for the company’s international businesses.

In conjunction with Chris Corley’s transition, CDW announced that Liz Connelly will assume additional responsibilities as Chief Commercial Officer, responsible for U.S. sales, sales enablement, integrated technology solutions, and digital velocity. Liz joined CDW in 2018 following a highly successful career at J.P. Morgan Chase, where she managed complex businesses at scale through transformative periods. She has consistently demonstrated her staunch customer focus, and innovative and results-oriented leadership during her tenure at CDW and the company looks forward to her continued contributions in this expanded role.

“When we apply top talent in a focused manner to our most important business priorities, we make real progress,” said Chris Leahy, Chair and Chief Executive Officer. “I feel privileged that we have strong leaders like Chris and Liz who are relentlessly customer-focused, results-oriented developers of talent, who will drive progress in the areas that are critical to the profitable growth of our business.”

About CDW

CDW Corporation is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.

Investor Inquiries

Steven O’Brien

Vice President, Investor Relations

(847) 968-0238

investorrelations@cdw.com

Media Inquiries

Sara Granack

Vice President, Corporate Communications

(847) 419-7411

mediarelations@cdw.com